Execution Version

Exhibit 4.18
Dated 9 August 2018

EURONAV NV
as Owner
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Agent
and
BNP PARIBAS FORTIS SA/NV
as Swap Bank A

COORDINATION DEED
relating to m.v.s "CAP QUEBEC" and "CAP PEMBROKE"

Index
Clause    Page

1Definitions and Interpretation    2
2Representations and Warranties    3
3Consent    3
4Subordination of Liabilities    3
5Ranking of Security    3
6Covenants of the Swap Banks    4
7Enforcement of Security    4
8Power of Attorney    5
9Incorporation of Loan Agreement provisions    5
10Transfer    6
11Miscellaneous    6
12Law and Jurisdiction    6

EUROPE/62482729v7

THIS DEED is made on 9 August 2018
PARTIES

(1)	EURONAV NV, a company incorporated in Belgium whose registered address is at De Gerlachekaai 20, B-2000 Antwerp, Belgium (the "Owner")

(2)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at 12, place des Etats-Unis CS 70052, 92547 Montrouge, Cedex, France as trustee for the Creditor Parties (the "Agent" which expression includes its successors and assigns)

(3)	BNP PARIBAS FORTIS SA/NV acting through its office at 3, Montagne du Parc/1KA1E, 1000 Brussels, Belgium as swap bank ("Swap Bank A" which expression includes its successors and assigns)
BACKGROUND

(A)
By a loan agreement (the "Loan Agreement") dated 22 March 2018 and made between (i) the Owner as borrower, (ii) Crédit Agricole Corporate and Investment Bank, Sea Bridge Finance Limited and BNP Paribas Fortis SA/NV listed in Part A of Schedule 1 of the Loan Agreement as commercial lenders (the "Commercial Lenders"), (iii) The Export Import Bank of Korea listed in Part B of Schedule 1 of the Loan Agreement as ECA lender (the "ECA Lender" and together with the Commercial Lenders the "Lenders"), (iv) Crédit Agricole Corporate and Investment Bank and BNP Paribas Fortis SA/NV listed in Part C of Schedule 1 of the Facility Agreement as swap banks (the "Swap Banks"), (v) Crédit Agricole Corporate and Investment Bank and BNP Paribas Fortis SA/NV as mandated lead arrangers, (vi) Crédit Agricole Corporate and Investment Bank as agent and (vii) Crédit Agricole Corporate and Investment Bank as security trustee, it was agreed amongst other things that the Lenders would make available to the Owner a secured loan facility of up to US$173,550,300.

(B)
Pursuant to the Loan Agreement there have been executed by the Owner and, where applicable, registered in favour of the Lenders and the Swap Banks as security for, among other things, the Owner's obligations and liabilities to the Creditor Parties under the Loan Agreement:

(i)
a first preferred Greek ship mortgage dated 26 March 2018 (the "Ship A First Mortgage") on the vessel "CAP QUEBEC" registered in the name of the Owner under the laws and flag of Greece under Official Number 12530 ("Ship A"); and

(ii)
a first preferred Greek ship mortgage dated 25 April 2018 (the "Ship B First Mortgage" and, together with the Ship A First Mortgage, the "First Mortgages") on the vessel "CAP PEMBROKE" registered in the name of the Owner under the laws and flag of Greece under Official Number 12541 ("Ship B" and, together with Ship A, the "Ships").

(C)
By a master agreement ("Master Agreement A") dated 1 August 2018 and made between the Borrower and Swap Bank A, Swap Bank A has agreed terms on which it may enter into interest rate swap transactions with the Borrower.

(D)
As a condition to the entry by the Borrower into such interest rate swap transactions with Swap Bank A, the Owner has agreed to the execution and, where applicable, the registration (subject to receiving the consent of the Security Trustee thereto) in favour of Swap Bank A as security for the Owner's obligations to Swap Bank A under the Master Agreements a second preferred ship mortgage on each Ship.

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(E)
The Agent and the Lenders have agreed to consent to the execution and, where applicable, registration of the second preferred ship mortgages referred to in Recital (D) upon condition that the Owner and Swap Bank A enter into this Deed.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Defined expressions
Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Deed (including its Recitals) unless the context otherwise requires.

1.2	Additional definitions
In this Deed unless the contrary intention appears:
"Final Repayment Date" means the date on which the Owner repays all amounts owing under or in connection with the Senior Finance Documents and ceases to have any future or contingent liability under or in connection with the Senior Finance Documents.
"Second Mortgages" means the second preferred ship mortgage to be executed and registered by the Owner in favour of Swap Bank A.
"Senior Finance Documents" means the Loan Agreement and the First Mortgages.
"Senior Liabilities" means all debts and liabilities whatsoever (whether present or future, actual or contingent) which the Owner now or at any later time has to the Security Trustee, the Lenders and Swap Bank A under or in connection with the Senior Finance Documents.
"Subordinated Liabilities" mean all debts and liabilities whatsoever (whether present or future, actual or contingent) which the Owner now or at any later time has to Swap Bank A under or in connection with the Second Mortgages.

1.3	General Interpretation
In this Deed:

(a)
Clause headings are inserted for convenience only and shall not affect the construction of this Deed and, unless otherwise specified, all references to clauses and appendices are to clauses of, and appendices to, this Deed;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to persons include bodies corporate and unincorporate;

(d)	references to assets include property, rights and assets of every description;

(e)	references to any document are to be construed as references to such document as amended or supplemented from time to time; and

(f)	references to any enactment include re‑enactments, amendments and extensions thereof.

2	REPRESENTATIONS AND WARRANTIES

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2.1	General
The Owner represents and warrants to the Agent and Swap Bank A as follows.

2.2	Repetition of the Loan Agreement representations and warranties
The representations and warranties in clause 10 (Representations and warranties) of the Loan Agreement remain true and not misleading as if repeated on the date of this Deed with reference to the circumstances now existing.

3	CONSENT

3.1	Security Trustee's consent
Subject to the representations and warranties in Clause 2 (Representations and Warranties) being in all respects correct, and in consideration of the Owner and Swap Bank A executing this Deed, the Agent's consent to the execution and, where applicable registration by the Owner in favour of Swap Bank A, of the Second Mortgage Documents.

4	SUBORDINATION OF LIABILITIES
Each of the Owner and Swap Bank A covenants, as separate covenants, with the Agent and, separately, the Owner and Swap Bank A covenant with each other, that, until and including the Final Repayment Date, the payment and performance of the Subordinated Liabilities shall be fully subordinated to the Senior Liabilities as set out below.

5	RANKING OF SECURITY

5.1	Ranking of security
Each of the Owner and Swap Bank A covenants, as separate covenants, with the Agent and, separately, the Owner and Swap Bank A covenant with each other that, until and including the Final Repayment Date, all security created by or in connection with the First Mortgages shall in all respects rank prior to all security created by or in connection with the Second Mortgages, including any such security which may be created after the date of this Deed.

6	COVENANTS OF SWAP BANK A

6.1	General
Swap Bank A covenants with the Agent as follows.

6.2	No enforcement of Second Mortgages
Until and including the Final Repayment Date, Swap Bank A will not, without the prior written consent of the Agent, take any step to exercise or enforce any right or remedy which Swap Bank A now or at any later time has under or in connection with the Second Mortgages.

6.3	Enforcement of Second Mortgages at request of Security Trustee
Swap Bank A will, if requested by the Agent before the Final Repayment Date, promptly take any steps or other action such as is described in Clause 6.2 (No enforcement of Second Mortgages).

6.4	Restrictions on transfer of rights and obligations of Swap Bank A

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Until and including the Final Repayment Date, Swap Bank A shall not transfer any of its rights or obligations under the Second Mortgages unless:

(a)	the Agent has first given its written consent to the transfer; and

(b)	the transferee has undertaken in terms acceptable to the Agent to comply with the obligations of Swap Bank A under this Deed and in all other respects to be bound by this Deed.

6.5	Effect of consents and approvals of Security Trustee
Where any act requires the consent or approval of the Agent under the Senior Finance Documents and the same act requires the consent or approval of Swap Bank A under the Second Mortgages, then the consent or approval of the Agent given under the Senior Finance Documents shall be deemed also to constitute the consent or approval of Swap Bank A under the Second Mortgages; and, for this purpose, "act" includes transaction.

7	ENFORCEMENT OF SECURITY

7.1	General
The Owner and Swap Bank A covenants with the Agent and, separately, the Owner and Swap Bank A covenant with each other that the following provisions of this Clause shall apply if, before the Final Repayment Date, the Agent notifies Swap Bank A:

(a)
that the Creditor Parties that are party to the First Mortgages wish to sell either Ship in the exercise of any of its rights under or in connection with the First Mortgages, whether as mortgagee, as the attorney of the Owner or otherwise; or

(b)
that the Creditor Parties that are party to the First Mortgages or the Owner (with the prior written consent of the Security Trustee) wish to sell either Ship by private treaty free of the First Mortgages and the Second Mortgages.

7.2	Cooperation by Swap Bank A
Following the notification referred to in Clause 7.1 (General) Swap Bank A shall co-operate with the Agent and the Owner in doing all things and executing all documents which the Agent may consider necessary or desirable to enable or facilitate the sale of the relevant Ship or any related transaction; without limiting the generality of the foregoing, Swap Bank A shall, forthwith upon the Agent's request, execute any discharges, releases and/or re‑assignments as the Agent may specify.
This Clause 7.2 (Cooperation by Swap Bank A) applies irrespective of whether the proceeds of the sale will be sufficient to discharge the Subordinated Liabilities after discharging the Senior Liabilities and any other claims ranking prior to the Subordinated Liabilities and/or the Second Mortgages.

8	POWER OF ATTORNEY

8.1	Appointment
For the purpose of securing the due and punctual performance of its obligations to the Senior Mortgagee under or in connection with this Deed, Swap Bank A irrevocably and by way of security appoints the Agent its attorney, on its behalf and in its name or otherwise, to execute or sign any document and do any act or thing which Swap Bank A is obliged to do under this Deed.

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8.2	Delegation
The Security Trustee may sub‑delegate to any person or persons all or any of the powers conferred by Clause 8.1 (Appointment), and may do so on terms authorising successive sub‑delegations.

8.3	Restrictions of use of power
The above power of attorney shall not be valid after the Final Repayment Date.

9	INCORPORATION OF LOAN AGREEMENT PROVISIONS

9.1	Incorporation of specific provisions
The following provisions of the Loan Agreement apply to this Deed as if they were expressly incorporated therein with any necessary modifications:
clause 22, (no set-off or tax deduction);
clause 33, (variations and waivers);
clause 34 (bail-in);
clause 35, (notices); and
clause 36, (supplemental).

9.2	Incorporation of general provisions
Clause 9.1 (Incorporation of specific provisions) is without prejudice to the application to this Deed of any provision of the Loan Agreement which, by its terms, applies or relates to the Finance Documents to which the Owner is a party generally.

10	TRANSFER

10.1	Transfer by Agent
The Agent may transfer its rights under and in connection with this Deed to the same extent as it may transfer its rights under the Loan Agreement and the other Finance Documents.

11	MISCELLANEOUS

11.1	Rights cumulative, non-exclusive
The rights and powers of the Agent under this Deed are cumulative; and nothing in this Deed shall have the effect of excluding or limiting any right or remedy which the Agent would, apart from this Deed, have under any applicable English or other law.

11.2	Severability
If any provision of this Deed is invalid, that shall not affect the validity of any other provision; and, if this Deed, or any of its provisions, is invalid as regards the Owner, any liquidator or administrator of the Owner or the Ships, Swap Bank A shall nevertheless remain in all respects bound by this Deed.

11.3	Counterparty

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This Deed may be executed in several counterparts, each of which shall be an original, but which together shall constitute but one and the same document.

11.4	Third party rights
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

12	LAW AND JURISDICTION

12.1	English law
This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

12.2	Exclusive English jurisdiction
Subject to Clause 12.3 (Choice of forum for the exclusive benefit of the Agent), the courts of England shall have exclusive jurisdiction to settle any Dispute.

12.3	Choice of forum for the exclusive benefit of the Agent
Clause 12.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Agent, which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
Neither the Owner nor Swap Bank A shall commence any proceedings in any country other than England in relation to a Dispute.

12.4	Process agent for Owner
The Owner irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at 99 King's Road, London, SW3 4PA, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

12.5	Agent's rights unaffected
Nothing in this Clause 12 (Law and Jurisdiction) shall exclude or limit any right which the Agent may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

12.6	Meaning of "proceedings"
In this Clause 12 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or

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termination of this Deed) or any non-contractual obligation arising out of or in connection with this Deed.
This Deed has been duly executed as a deed on the date stated at the beginning of this Deed.

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EXECUTION PAGE
OWNER

EXECUTED and DELIVERED as a DEED	)	/s/ Amalia Adamidou
by EURONAV NV	)	Attorney-in-fact
acting by	)
expressly authorised	)
by virtue of a power of attorney granted	)	/s/ Angeliki Avramoglou
on 30 July 2018)		Lawyer
such execution being	)
witnessed by:	)

AGENT

EXECUTED and DELIVERED as a DEED	)	/s/ Laura Caines
by CRÉDIT AGRICOLE CORPORATE AND	)	Attorney-in-fact
INVESTMENT BANK	)
acting by	)
expressly authorised	)
by virtue of a power of attorney granted	)	/s/ Alice Lightfoot
on 31 July 2018)		Trainee Solicitor
such execution being	)
witnessed by:	)

SWAP BANK A

EXECUTED and DELIVERED as a DEED	)	/s/ Laura Caines
by BNP PARIBAS FORTIS SA/NV	)	Attorney-in-fact
acting by	)
expressly authorised	)
by virtue of a power of attorney granted	)	/s/ Alice Lightfoot
on 24 July 2018)		Trainee Solicitor
such execution being	)
witnessed by:	)

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